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                                                                   Exhibit 10.11

                    INTELLECTUAL PROPERTY TRANSFER AGREEMENT


         THIS AGREEMENT, made as of the 28th day of December 1999, by and between UCAR Carbon Technology Corporation, a Delaware corporation having offices at 3102 West End Avenue, Nashville, Tennessee, 37203 ("Transferor"), and UCAR Graph-Tech Inc., a Delaware corporation having offices at 11709 Madison Avenue, Lakewood, Ohio, 44107 ("Transferee").

         WHEREAS UCAR Carbon Company Inc. did enter into a Transfer Agreement with Transferee effective January 1, 2000, (the "Transfer Agreement"); and

         WHEREAS Transferor is a wholly-owned subsidiary of UCAR Carbon Company Inc. and in furtherance of the Transfer Agreement enters into this Agreement;

         NOW THEREFORE INTENDING TO BE LEGALLY BOUND, and for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

ARTICLE I.        DEFINITIONS

         1.01 Assets. "Assets" shall mean, the following intellectual property rights of Transferor including:

         (i) All United States and foreign patents and patent applications, listed in Schedule B attached hereto, which are owned solely or jointly by Transferor and all continuations, continuations-in-part, divisions, reissues and other patents which may be issued by any country based in whole or in part on the patents and/or applications listed in Schedule B (the "Patents").

         (ii) All technology contracts (including Patent Licenses) listed in Schedule C attached hereto (the "Technology Contracts");

         (iii) All technical information, know-how and trade secrets in any physical form including but not limited to all notebooks, records, reports, data, documents, drawings, specifications, manuals, memoranda, and computer
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                  programs developed, licensed or otherwise acquired by
                  Transferor and relating to the natural, acid-treated or flexible graphite business (the "Technology").

         (iv) All trademarks, trade names and service marks, registrations and applications therefor, and trademark license agreements listed on Schedule D attached hereto (the "Trademarks");

         (v) All copyrights, and registrations and applications therefore, and copyright licenses related to the natural or flexible graphite business (the "Copyrights"); and

         (vi) All (1) improvements made on any invention covered by the Patents and on the Technology, and (2) other technological inventions and developments (whether or not patented) made, licensed or otherwise acquired by Transferor at any time subsequent to December 28, 1999 (the "Improvements").

         1.02     Transfer Date. "Transfer Date" shall mean December 28, 1999.

         1.03 Third Party. "Third Party" shall mean any and all parties other than Transferor or Transferee, and shall include without limitation, all affiliated and subsidiary companies of Transferor.

ARTICLE II.       TRANSFER OF ASSETS

         2.01 Transfer of Assets. Effective as of the Transfer Date, Transferor hereby conveys, transfers, assigns and delivers to Transferee, and Transferee hereby accepts from Transferor as a contribution to Transferee's capital stock, all of Transferor's right, title and interest in and to the Assets. Transferor shall execute and deliver to Transferee all necessary Assignment both U.S. and Foreign in a form sufficient to convey title to the Assets; including:

         (i) Assignments of all the Patents and Patent Applications to Transferee.

         (ii)     An Assignment of the Technology Contracts to Transferee.

         (iii)    An Assignment of the Technology to Transferee.

         (iv)     Assignments of all the Trademarks to Transferee.

         (v)      An Assignment of all the Copyrights to Transferee.

         (vi)     An Assignment of all the Improvements to Transferee.

         2.02 Representation as to Title. Transferor hereby represents and warrants that it has good title to the Patents and to the Technology, including that obtained by way of


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assignment. Except for the warranty of title, Transferor makes no other representation and grants no other warranty with respect to the Patents or the Technology and none is to be implied at law or equity of any country or other jurisdiction.

         2.03 Capitalization. Transferor holds One Hundred (100) shares of Transferee's voting common stock, $1.00 par value (the "Stock") which shares are fully paid and non-assessable and which constitute all the issued and outstanding shares of Transferee capital stock. Transferor's transfer of the Assets shall be an additional contribution to capital.

         2.04 Transfer Deliveries. On the Transfer Date or as Transferee shall require, Transferor and Transferee shall deliver or cause to be delivered to one another:

         (a) The executed and acknowledged Assignments with respect to the Patents and Patent Applications identified on Schedule B.

         (b) One (1) executed and acknowledged Assignment and Assumption of Technology Contracts.

         (c) One (1) executed and acknowledged Assignment with respect to the Technology owned by Transferor and set forth in the document entitled "Assignment of Technology".

         (d) Executed and acknowledged Assignments with respect to the Trademarks and trademark license agreements owned by Transferor and identified in Schedule D.

         (e) One (1) executed and acknowledged Assignment with respect to the Copyrights.

         (f) One (1) executed and acknowledged Assignment with respect to the Improvements.

ARTICLE III.      OBLIGATION AFTER TRANSFER

         3.01 Further Transfers and Assurances. From time to time and after the Transfer Date, Transferor shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, and take any other action consistent with this Agreement, reasonably required to assign, transfer, convey, record and confirm to Transferee any and all of the Assets, and Transferee shall execute, acknowledge and deliver any further assurances, documents and instruments of assumption, and take any other action


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consistent with this Agreement, reasonably required to transfer, assume and confirm to Transferee any and all of the Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be deemed to act as a transfer of any specific Asset, the transfer of which would constitute a violation of applicable law or regulation or a material breach of an agreement or obligation with or to a Third party. With respect to any such Asset, Transferor and Transferee shall take all necessary and appropriate actions to complete the transfer thereof as soon as practicable following the Transfer Date in a manner consistent with the requirements of such law, regulation, agreement or obligation. Anything in this Agreement to the contrary, Transferor shall not be obligated to assign, transfer or convey in and to any specific Asset without first obtaining all approvals, consents and waivers necessary for the valid transfer thereof; and Transferor shall use all reasonable efforts (and Transferee shall cooperate) to obtain such necessary approvals, consents and waivers as soon as practicable; provided however, that any cost associated therewith shall be borne by Transferor.

         3.02 Cooperation After Transfer. Each party will cooperate, and will use all reasonable efforts to have its officers, directors and other employees cooperate with the other party at its request in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes relating to adjustment of income and other taxes of Transferor for all periods prior to the Transfer Date, and in connection with any other actions, proceedings, arrangements or disputes involving either party or based upon any of Transferor's contracts, agreements, acts or omissions which were in effect or occurred on or prior to the Transfer Date. Transferee shall permit Transferor and its authorized representatives, accountants, attorneys and engineers to have full access to any reasonable time or times to the books, records and other data relating to the Assets delivered by Transferor to Transferee, and Transferor shall permit Transferee and its authorized representatives,


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accountants, attorneys and engineers to have full access at any reasonable time or times to any books, tax returns (but only insofar as they relate solely or primarily to the Assets), records and other data of Transferor relating to Assets. Each of the parties agrees to preserve the books, records and data referred to in the preceding sentence for the period from and after the Closing as prescribed in each parties' records retention policies in effect on the Closing, and will not destroy any of the same at any time without reasonable prior written notice to the other party and without affording the other party a reasonable opportunity to make copies of or to obtain books, records or other data so intended to be destroyed.

         3.03     Confidentiality.

                  (a) Transferor shall be permitted to retain for record purposes, one copy of all documents and the like (such as computer programs) which may constitute the Assets delivered or transferred hereunder and which may contain confidential technical or business information. However, except as permitted by express written agreement between the parties, Transferor shall not, directly or indirectly, use, permit any Third Party to use or disclose to any Third Party any confidential information contained in, or pertaining to, the Assets owned by Transferee on and after the Transfer Date, except when, after, and to the extent, such information is or becomes generally available to the public. Notwithstanding the foregoing, Transferor may disclose such information to such of its employees, attorneys and


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                           agents who require the same in the exercise of their
                           duties, and governmental authorities, to the extent required by law; provided, however, that Transferor gives Transferee not less than ten (10) days prior written notice, and the opportunity to oppose such disclosure.

                  (b) Transferor and Transferee shall each keep in confidence all business and technical information owned by the other which may be disclosed to it and which is not part of the Assets, except when, after and to the extent such information is or becomes generally available to the public.

         3.05 Recording of Documents. Transferee shall be responsible, at Transferee's expense, for the filing or recording of such deeds, assignments, instruments or documents delivered by Transferor hereunder, and for the preparation and recording of such additional assignments, instruments or documents as may be necessary or appropriate to perfect Transferee's title to or interest in the Assets.

ARTICLE IV.       MISCELLANEOUS

         4.01 Entire Agreement; Modification; Waiver. This Agreement and the attachments hereto constitute the entire agreement between the parties pertaining to the subject matter contained herein and supercede all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding


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unless executed in writing by the party making such waiver.

         4.02 Effect of Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         4.03 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is give, or on the fifty day after mailing if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage pre-paid, property addressed as first set forth above. Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

         4.04 Assignment. This Agreement shall not be assignable without the mutual consent of the parties.

         4.05 Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws, rules or principles.

         IN WITNESS WHEREOF, the parties have duly executed this Agreements as of the date and year first above written.

                                            UCAR CARBON TECHNOLOGY CORPORATION

                                            (Transferor)


                                            By:      /s/ Corrado DeGasperis

                                            Title:   Controller



                                            UCAR GRAPH-TECH INC.
                                            (Transferee)


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                                            By:      John J. Wetula

                                            Title:   President


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                                                     SCHEDULE B TO EXHIBIT 10.11
                                  [Omitted]
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                                  Schedule C
                                  [Omitted]
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                                                     SCHEDULE D TO EXHIBIT 10.11

                                  [Omitted]